                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                             SONIC INNOVATIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   83545 M 109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the one pursuant to which this Schedule is filed:

         Rule 13d-1(b)

         Rule 13d-1(c)

X        Rule 13d-1(d)






1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                       -----------------------------
CUSIP NO.   83545 M 109               13G                   Page 2 of 17 Pages
            -----------                                         ---   ---
----------------------------                       -----------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          MPM Capital L.P.

--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)

                                                                      (b) X

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY


--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

-------------------------------- ------ ----------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
 SHARES BENEFICIALLY OWNED BY           2,004,769 (1)
             EACH
       REPORTING PERSON          ------ ----------------------------------------
             WITH                  6    SHARED VOTING POWER
                                        None

                                 ------ ----------------------------------------
                                   7    SOLE DISPOSITIVE POWER
                                        2,004,769 (1)

                                 ------ ----------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                        None

--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,004,769 (1)

--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.17%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          PN
--------- ----------------------------------------------------------------------
         *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                       -----------------------------
CUSIP NO.   83545 M 109               13G                   Page 3 of 17 Pages
            -----------                                         ---   ---
----------------------------                       -----------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          BB BioVentures L.P.

--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)

                                                                      (b) X

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-------------------------------- ------ ----------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
 SHARES BENEFICIALLY OWNED BY           2,004,769 (1)
             EACH
       REPORTING PERSON          ------ ----------------------------------------
             WITH                  6    SHARED VOTING POWER
                                        None

                                 ------ ----------------------------------------
                                   7    SOLE DISPOSITIVE POWER
                                        2,004,769 (1)

                                 ------ ----------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                        None

--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,004,769 (1)

--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.17%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          PN
--------- ----------------------------------------------------------------------
         *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                       -----------------------------
CUSIP NO.   83545 M 109               13G                   Page 4 of 17 Pages
            -----------                                         ---   ---
----------------------------                       -----------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          BAB BioVentures L.P.

--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)

                                                                     (b) X

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

-------------------------------- ------ ----------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
 SHARES BENEFICIALLY OWNED BY           2,004,769 (1)
             EACH
       REPORTING PERSON          ------ ----------------------------------------
             WITH                  6    SHARED VOTING POWER
                                        None

                                 ------ ----------------------------------------
                                   7    SOLE DISPOSITIVE POWER
                                        2,004,769 (1)

                                 ------ ----------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                        None

--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,004,769 (1)

--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.17%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          PN
--------- ----------------------------------------------------------------------
         *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                       -----------------------------
CUSIP NO.   83545 M 109               13G                   Page 5 of 17 Pages
            -----------                                         ---   ---
----------------------------                       -----------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          MPM BioVentures Parallel Fund, L.P.

--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)

                                                                      (b) X

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

-------------------------------- ------ ----------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
 SHARES BENEFICIALLY OWNED BY           2,004,769 (1)
             EACH
       REPORTING PERSON          ------ ----------------------------------------
             WITH                  6    SHARED VOTING POWER
                                        None

                                 ------ ----------------------------------------
                                   7    SOLE DISPOSITIVE POWER
                                        2,004,769 (1)

                                 ------ ----------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                        None

--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,004,769 (1)

--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.17%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          PN
--------- ----------------------------------------------------------------------
         *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                       -----------------------------
CUSIP NO.   83545 M 109               13G                   Page 6 of 17 Pages
            -----------                                         ---   ---
----------------------------                       -----------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          BAB BioVentures, N.V.

--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)

                                                                       (b) X

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Netherlands Antilles

-------------------------------- ------ ----------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
 SHARES BENEFICIALLY OWNED BY           2,004,769 (1)
             EACH
       REPORTING PERSON          ------ ----------------------------------------
             WITH                  6    SHARED VOTING POWER
                                        None

                                 ------ ----------------------------------------
                                   7    SOLE DISPOSITIVE POWER
                                        2,004,769 (1)

                                 ------ ----------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                        None

--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,004,769 (1)

--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.17%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          CO
--------- ----------------------------------------------------------------------
         *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                       -----------------------------
CUSIP NO.   83545 M 109               13G                   Page 7 of 17 Pages
            -----------                                         ---   ---
----------------------------                       -----------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          MPM BioVentures I LP

--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)

                                                                      (b) X

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

-------------------------------- ------ ----------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
 SHARES BENEFICIALLY OWNED BY           2,004,769 (1)
             EACH
       REPORTING PERSON          ------ ----------------------------------------
             WITH                  6    SHARED VOTING POWER
                                        None

                                 ------ ----------------------------------------
                                   7    SOLE DISPOSITIVE POWER
                                        2,004,769 (1)

                                 ------ ----------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                        None

--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,004,769 (1)

--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.17%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          PN
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                       -----------------------------
CUSIP NO.   83545 M 109               13G                   Page 8 of 17 Pages
            -----------                                         ---   ---
----------------------------                       -----------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          MPM BioVentures I LLC

--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)

                                                                     (b) X

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

-------------------------------- ------ ----------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
 SHARES BENEFICIALLY OWNED BY           2,004,769 (1)
             EACH
       REPORTING PERSON          ------ ----------------------------------------
             WITH                  6    SHARED VOTING POWER
                                        None

                                 ------ ----------------------------------------
                                   7    SOLE DISPOSITIVE POWER
                                        2,004,769 (1)

                                 ------ ----------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                        None

--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,004,769 (1)

--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.17%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          OO
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                       -----------------------------
CUSIP NO.   83545 M 109               13G                   Page 9 of 17 Pages
            -----------                                         ---   ---
----------------------------                       -----------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          MPM Asset Management LLC

--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)

                                                                      (b) X

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

-------------------------------- ------ ----------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
 SHARES BENEFICIALLY OWNED BY           2,004,769 (1)
             EACH
       REPORTING PERSON          ------ ----------------------------------------
             WITH                  6    SHARED VOTING POWER
                                        None

                                 ------ ----------------------------------------
                                   7    SOLE DISPOSITIVE POWER
                                        2,004,769 (1)

                                 ------ ----------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                        None

--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,004,769 (1)

--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.17%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          OO
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                       -----------------------------
CUSIP NO.   83545 M 109               13G                   Page 10 of 17 Pages
            -----------                                          ---   ---
----------------------------                       -----------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          Medical Portfolio Management, LLC

--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)

                                                                      (b) X

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

-------------------------------- ------ ----------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
 SHARES BENEFICIALLY OWNED BY           2,004,769 (1)
             EACH
       REPORTING PERSON          ------ ----------------------------------------
             WITH                  6    SHARED VOTING POWER
                                        None

                                 ------ ----------------------------------------
                                   7    SOLE DISPOSITIVE POWER
                                        2,004,769 (1)

                                 ------ ----------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                        None

--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,004,769 (1)

--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.17%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          OO
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                       -----------------------------
CUSIP NO.   83545 M 109               13G                   Page 11 of 17 Pages
            -----------                                          ---   ---
----------------------------                       -----------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          MPM Asset Management Investors 1998 LLC

--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)

                                                                      (b) X

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

-------------------------------- ------ ----------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
 SHARES BENEFICIALLY OWNED BY           2,004,769 (1)
             EACH
       REPORTING PERSON          ------ ----------------------------------------
             WITH                  6    SHARED VOTING POWER
                                        None

                                 ------ ----------------------------------------
                                   7    SOLE DISPOSITIVE POWER
                                        2,004,769 (1)

                                 ------ ----------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                        None

--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,004,769 (1)

--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.17%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          OO
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G

Item 1(a).  Name of Issuer:
            --------------

            Sonic Innovations, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------

            2795 East Cottonwood Parkway, Suite 660, Salt Lake City, UT, 84117-7261

Item 2(a).  Names of Person Filing:
            ----------------------

            MPM Capital L.P.
            BB BioVentures L.P.
            BAB BioVentures L.P.
            MPM BioVentures Parallel Fund, L.P.
            BAB BioVentures, N.V.
            MPM BioVentures I LP
            MPM BioVentures I LLC
            MPM Asset Management LLC
            Medical Portfolio Management, LLC
            MPM Asset Management 1998 LLC


Item 2(b).  Business Mailing Address for the Person Filing:
            ----------------------------------------------

            c/o MPM Capital L.P.
            One Cambridge Center, 9th Floor
            Cambridge, MA 02142

Item 2(c).  Citizenship:
            -----------

            All entities were organized in Delaware, except BAB BioVentures, N.V., which was formed under the laws of the Netherlands Antilles.

Item 2(d).  Title of Class of Securities:
            ----------------------------

            Common Stock

Item 2(e).  CUSIP Number:
            ------------

            83545 M 109

Item 3.     If this statement is filed pursuant to Rules 13d-1(b), or
            ---------------------------------------------------------
            13d-2(b), check whether the person filing is a:
            -----------------------------------------------

            Not Applicable

Item 4.     Ownership:
            ---------

            (a)    Amount Beneficially Owned:

                   2,004,769 shares of Common Stock (1)

            (b)    Percent of Class Owned:

                   10.17%

            (c)    Number of shares as to which such person has:

                   (i) sole power to vote or to direct the vote:
                           2,004,769 shares of Common Stock (1)

                   (ii) shared power to vote or to direct the vote:
                           None

                   (iii) sole power to dispose or to direct the disposition of:
                           2,004,769 shares of Common Stock (1)

                   (iv) shared power to dispose or to direct the disposition of:
                           None

Item 5.     Ownership of Five Percent or Less of a Class:
            --------------------------------------------

            Not Applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:
            ---------------------------------------------------------------

            Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares to which this statement relates. No one person's interest in such shares is more than five percent of the total outstanding stock of the Issuer.

Item 7.     Identification and Classification of the Subsidiary Which Acquired
            ------------------------------------------------------------------
            the Security Being Reported on By the Parent Holding Company:
            -------------------------------------------------------------

            Not Applicable

Item 8.     Identification and Classification of Members of the Group:
            ---------------------------------------------------------

            Not Applicable

Item 9.     Notice of Dissolution of Group:
            ------------------------------

            Not Applicable

Item 10.    Certification:
            -------------

            Not Applicable


(1) Includes shares held through interests in MPM Capital L.P. ("MPM Capital") and in entities directly or indirectly controlled by it. MPM Capital is a direct or indirect parent and/or a control person of MPM Asset Management LLC and funds managed or advised by it, and of the general partners of such funds. Also includes shares held through interests in Medical Portfolio Management LLC, the general partner of MPM Capital. Among the shares included, 1,743,209 shares are held by MPM BioVentures L.P.; 236,753 shares are held by MPM BioVentures Parallel Fund, L.P.; 23,034 shares are held by MPM Asset Management Investors 1998 LLC; and 1,773 shares are shares issuable upon the exercise of options held by Luke B. Evnin exercisable within 60 days of December 31, 2000. Such shares issuable upon the exercise of options held by Dr. Evnin may also be beneficially owned by BB BioVentures L.P. and MPM BioVentures Parallel Fund, L.P. Each reporting person herein disclaims beneficial ownership of shares not directly held by such reporting person.

                                    Signature
                                    ---------


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001



MPM CAPITAL L.P.                             BB BIOVENTURES L.P.

By: Medical Portfolio Management LLC,        By:  BAB BioVentures L.P.,
    its General Partner                           its General Partner

                                             By:  BAB BioVentures N.V.,
                                                  its General Partner
By: /s/  Luke B. Evnin
    ------------------------------------
    Name:  Luke B. Evnin
    Title: Manager                           By:  /s/  Luke B. Evnin
                                                  ------------------------------
                                                  Name:  Luke B. Evnin
                                                  Title: Manager



BAB BIOVENTURES L.P.                         MPM BIOVENTURES PARALLEL FUND, L.P.

By:  BAB BioVentures, N.V.,                  By:  MPM BioVentures I LP,
     its General Partner                          its General Partner

By:  /s/  Luke B. Evnin                      By:  MPM BioVentures I LLC,
     -----------------------------------          its General Partner
     Name:  Luke B. Evnin
     Title: Manager
                                             By:  /s/  Luke B. Evnin
                                                  ------------------------------
                                                  Name:  Luke B. Evnin
                                                  Title: Manager


BAB BIOVENTURES, N.V.                        MPM BIOVENTURES I LP

                                             By:  MPM BioVentures I LLC,
                                                  its General Partner
By:  /s/  Luke B. Evnin
     -----------------------------------
     Name:    Luke B. Evnin
     Title:   Managing Director              By:  /s/  Luke B. Evnin
                                                  ------------------------------
                                                  Name:  Luke B. Evnin
                                                  Title: Manager

MPM BIOVENTURES I LLC                        MPM ASSET MANAGEMENT LLC



By:  /s/  Luke B. Evnin                      By:  /s/  Luke B. Evnin
     -----------------------------------          ------------------------------
     Name:  Luke B. Evnin                         Name:   Luke B. Evnin
     Title: Manager                               Title:  Manager


MEDICAL PORTFOLIO MANAGEMENT, LLC            MPM ASSET MANAGEMENT 1998 LLC



By:  /s/  Luke B. Evnin                      By:  /s/  Luke B. Evnin
     -----------------------------------          ------------------------------
     Name:  Luke B. Evnin                         Name:  Luke B. Evnin
     Title: Manager                               Title: Manager

                                    EXHIBIT A
                                    ---------

                             JOINT FILING AGREEMENT


         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Sonic Innovations, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

         In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 14th day of

February, 2001.


MPM CAPITAL L.P.                             BB BIOVENTURES L.P.

By:  Medical Portfolio Management LLC,       By:  BAB BioVentures L.P.,
     its General Partner                          its General Partner

                                             By:  BAB BioVentures N.V.,
                                                  its General Partner
By:  /s/     Luke B. Evnin
     -----------------------------------
     Name:   Luke B. Evnin
     Title:  Manager                         By:  /s/     Luke B. Evnin
                                                  ------------------------------
                                                  Name:   Luke B. Evnin
                                                  Title:  Manager


BAB BIOVENTURES L.P.                         MPM BIOVENTURES PARALLEL FUND, L.P.

By:  BAB BioVentures, N.V.,                  By:  MPM BioVentures I LP,
     its General Partner                          its General Partner

By:  /s/     Luke B. Evnin                   By:  MPM BioVentures I LLC,
     -----------------------------------          its General Partner
     Name:   Luke B. Evnin
     Title:  Manager
                                             By:  /s/     Luke B. Evnin
                                                  ------------------------------
                                                  Name:   Luke B. Evnin
                                                  Title:  Manager


BAB BIOVENTURES, N.V.                        MPM BIOVENTURES I LP

                                             By:  MPM BioVentures I LLC,
                                                  its General Partner
By:  /s/     Luke B. Evnin
     -----------------------------------
     Name:    Luke B. Evnin
     Title:   Manager                        By:  /s/     Luke B. Evnin
                                                  ------------------------------
                                                  Name:   Luke B. Evnin
                                                  Title:  Manager

MPM BIOVENTURES I LLC                        MPM ASSET MANAGEMENT LLC



By:  /s/     Luke B. Evnin                   By:  /s/     Luke B. Evnin
     -----------------------------------          ------------------------------
     Name:   Luke B. Evnin                        Name:   Luke B. Evnin
     Title:  Manager                              Title:  Manager


MEDICAL PORTFOLIO MANAGEMENT, LLC            MPM ASSET MANAGEMENT 1998 LLC



By: /s/     Luke B. Evnin                    By:  /s/     Luke B. Evnin
    ------------------------------------          ------------------------------
    Name:   Luke B. Evnin                         Name:   Luke B. Evnin
    Title:  Manager                               Title:  Manager